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                                                                     EXHIBIT 3.3

                              LTC PROPERTIES, INC.
                             ARTICLES OF AMENDMENT


     LTC Properties, Inc., a Maryland corporation (the "Company"), hereby certifies to the Maryland State Department of Assessments and Taxation (the "Department") that:

     FIRST:  The Articles of the Company are amended by adding the following
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Section to the end of Article Ninth which shall read as follows:

             "9.3.12 NYSE. Nothing in Section 9.3.8 or 9.3.10 or elsewhere in this Section 9.3 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange (the "NYSE"). However, the shares of stock that are the subject of such transactions, and the transferee of such shares of stock shall continue to be subject to Section 9.3 of the Articles of Incorporation after such settlement."

          SECOND: The board of directors of the Company, at a meeting duly
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convened and held on March 10, 1997 adopted a resolution in which is set forth the foregoing amendment to the Articles, declaring that said amendment to the Articles was advisable and directing that it be submitted for action thereon at the annual meeting of the stockholders of the Company to be held on May 19, 1997 (the "Annual Meeting").

          THIRD: Notice setting forth the aforesaid amendment of the Articles
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and stating that a purpose of the Annual Meeting would be to take action thereon, was given as required by law to all stockholders of the Company entitled to vote thereon. The amendment of the Articles of the Company as hereinabove set forth was approved by the stockholders of the Company at said Annual Meeting by the affirmative vote required by law.

          FOURTH: The amendment of the Articles of the Company as hereinabove
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set forth has been duly advised by the Board of Directors and approved by the stockholders of the Company in the manner and by the vote required by law.

          FIFTH:  The undersigned President of the Company acknowledges these
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Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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          IN WITNESS WHEREOF, LTC PROPERTIES, INC., has caused these Articles of
Amendment to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 19th day of June, 1997.

                                    LTC PROPERTIES, INC.


       (seal)
                                    By:   /s/ William McBride III
                                         ---------------------------
                                              William McBride III
                                              President


ATTEST:



/s/ James J. Pieczynski
----------------------------------
    James J. Pieczynski
    Secretary